EXHIBIT 1.2

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

MicroAlgo Inc. (ROC #337091) (the “Company”)

TAKE NOTICE that at an Extraordinary General Meeting of the shareholders of the Company held on 2 July 2025, the following special resolution was passed:

IT WAS RESOLVED, AS A SPECIAL RESOLUTION, THAT: (i) immediately subsequent to the implementation of the Share Consolidation and the Increase of Capital and (ii) subject to and conditional upon, amongst other things, approval from the Grand Court of the Cayman Islands of the Capital Reduction (as defined below); (iii) registration by the Registrar of Companies of Cayman Islands of the order of the Court confirming the Capital Reduction and the minute approved by the Court containing the particulars required under the Companies Act (Revised) of the Cayman Islands (the “Companies Act”) in respect of the Capital Reduction and compliance with any conditions the Court may impose; (iv) compliance with the relevant procedures and requirements under the applicable laws of Cayman Islands to effect the Capital Reduction and (v) obtaining of all necessary approvals from the regulatory authorities or otherwise as may be required in respect of the Capital Reduction and Reorganization (as defined below), with effect from the date on which these conditions are fulfill:

(a)	the par value of each of the then issued Adjusted Shares should be reduced from US$6.00 to US$0.0000001 by cancelling the paid-up capital of the Company to the extent of US$5.9999999 on each of the then issued Adjusted Shares (the “Capital Reduction”);

(b)	the credit arising from the Capital Reduction be transferred to a distributable reserve account of the Company which may be utilized by Company as the board of directors of the Company may deem fit and permitted under the Companies Act, the Memorandum and Articles and all relevant applicable laws, including, without limitation, eliminating or setting off any accumulated losses of the Company (if any) from time to time;

(c)	immediately after the Capital Reduction, each of the authorised but unissued Adjusted Shares of a par value of US$6.00 each be sub-divided into 60,000,000 shares of a par value of US$0.0000001 each (the “Share Sub-Division”);

(d)	immediately following the Capital Reduction and the Share Sub-Division, the authorised share capital of the Company be changed;

FROM: US$6,000,000,000 divided into 1,000,000,000 shares comprising of (i) 800,000,000 Class A Ordinary Shares of a par value of US$6.00 each, and (ii) 200,000,000 Class B Ordinary Shares of a par value of US$6.00 each,

TO: US$100 divided into 1,000,000,000 shares comprising of (i) 800,000,000 Class A Ordinary Shares of a par value of US$0.0000001 each (the “New Class A Ordinary Shares”), and (ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.0000001 each (the “New Class B Ordinary Shares”), by cancelling the excess authorized but unissued shares in the authorized share capital of the Company (the steps above shall be collectively referred to as the “Capital Reduction and Reorganisation”);

www.verify.gov.ky File#: 337091	Filed: 19-Sep-2025 09:42 EST Auth Code: J11236989398

each of the New Class A Ordinary Shares and the New Class B Ordinary Shares arising from the Capital Reduction and Reorganization shall rank pari passu in all respects with each other respectively and shall have the rights and privileges and be subject to the restrictions ascontained in the Memorandum and Articles; and

any one or more of the directors of the Company be and is/are hereby authorized to do all such acts and things and execute all such documents, which are in connection with and/or ancillary to the Capital Reduction and Reorganization and any of the foregoing steps and of administrative nature, on behalf of the Company, including under seal where applicable, as he/she/they consider necessary, desirable or expedient to give effect to the foregoing arrangements for the Capital Reduction and Reorganization and (where applicable) to aggregate all fractional New Class A Ordinary Shares and New Class B Ordinary Shares and sell them for the benefits of the Company.

The Chairperson announced that the special resolution was duly passed by a majority of not less than two- thirds of the shareholders present and voting in person or by proxy, in that:

57,960,208 voted FOR

6,026,447 voted AGAINST

/s/ Khylar Miller
Khylar Miller
Corporate Administrator for and on behalf of Maples Corporate Services Limited

Dated this 19th day of September 2025

www.verify.gov.ky File#: 337091	Filed: 19-Sep-2025 09:42 EST Auth Code: J11236989398